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                            Little Switzerland, Inc.
                            ------------------------
                (Name of Registrant as Specified In Its Charter)

                            Little Switzerland, Inc.
                            ------------------------
                   (Name of Person(s) Filing Proxy Statement)

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

                        (LITTLE SWITZERLAND LETTERHEAD)

                             LITTLE SWITZERLAND AND
                          DESTINATION RETAIL HOLDINGS
                           ANNOUNCE MERGER AGREEMENT

                                                               February 10, 1998

Dear Stockholder:

     On February 4, Little Switzerland announced that it had entered into a definitive merger agreement with Destination Retail Holdings Corporation. In order to keep you fully informed, the text of the press release announcing the transaction follows:

                                   ----------

     ST. THOMAS, U.S. VIRGIN ISLANDS AND FREEPORT, BAHAMAS, February 4, 1998
 . . . Little Switzerland, Inc. (NASDAQ:LSVI) and Destination Retail Holdings Corporation, a privately-held company, today announced that they had entered into a definitive merger agreement providing for the acquisition by Destination Retail of all the issued and outstanding shares of Little Switzerland's common stock for $8.10 per share in cash.

     The merger agreement, which was unanimously approved by the Board of Directors of Little Switzerland, is subject to, among other things, approval by Little Switzerland stockholders and obtaining all requisite governmental approvals. It is expected that the transaction will close in May 1998.

     Little Switzerland was advised by Wasserstein Perella & Co., Inc., which has provided the Board of Directors of Little Switzerland with its opinion that the consideration to be received by Little Switzerland's stockholders, other than Destination Retail and its affiliates, is fair from a financial point of view. Destination Retail was advised by The Private Merchant Banking Company.

Donaldson, Lufkin & Jenrette, Inc. and DLJ Bridge Finance, Inc. have provided firm financing commitment letters to Destination Retail to provide the funds necessary to consummate the merger.

     C. William Carey, Chairman of Little Switzerland, said: "After conducting an organized sale process led by Wasserstein Perella, the Board of Directors believes that the consummation of this transaction is in the best interests of Little Switzerland stockholders, and we are pleased that our efforts to enhance stockholder value have been successful."

     Destination Retail commented: "We are delighted to be acquiring Little Switzerland, a world-respected luxury retailer. The Board deserves congratulations for their successful efforts to grow Little Switzerland and unlock its value for stockholders. We look forward to a prompt completion of the merger, continued growth of the Company, and working with Little Switzerland's employees and suppliers to continue to provide customers with the world's premier luxury goods."

     Little Switzerland's annual meeting of stockholders, scheduled for February 5, 1998, has been postponed pending approval of the merger agreement by Little Switzerland's stockholders.

     Little Switzerland is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands, and three stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by freeport pricing, duty-free allowances and a wide variety of quality merchandise.

     Destination Retail Holdings, a privately-owned company, operates a number of retail organizations throughout major hospitality centers in the Caribbean, the Bahamas and Alaska, including Colombian Emeralds International, Diamonds in Paradise, Parfum de Paris, Oasis, Jeweler's Warehouse, and Island Galleria. These organizations have successfully competed in the luxury duty-free markets for more than 30 years.

                                   ----------

     Over the last several months, your Board considered a number of alternatives to enhance stockholder value, and we believe that the merger agreement with Destination Retail achieves this objective and brings to a successful close the sale process.

     Since the merger agreement requires stockholder approval, we anticipate that a Special Meeting of Stockholders will be held in May. You may expect to receive proxy materials for your consideration well in advance of the Meeting.

     On behalf of your Board of Directors, we sincerely appreciate your continued support.


                                Sincerely,

/s/ C. William Carey                       /s/ John E. Toler, Jr.

C. William Carey                           John E. Toler, Jr.
Chairman of the Board                      President and Chief Executive Officer